THE LEVIN GROUP, INC.

                    Marketing and Management Specialists

Dr. Roger P. Levin, M.B.A.                                 (410) 486-1089
President                                              FAX (410) 484-9229

DATE:                   December 20, 1994
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COMPANY NAME:           ION Laser Technology
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ADDRESS:                3828 S. Main Street
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CITY, STATE, ZIP:       Salt Lake City, UT 84115
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ATTENTION:              Mr. Lynn Barney
                        ---------------------------


        Re:     The Levin Group Services

Dear Mr. Barney,

     This letter agreement ("Letter") sets forth the terms and conditions between ION Laser Technology ("ILT") and The Levin Group, Inc. ("TLG") with respect to certain services and editorial materials to be provided by TLG regarding the preparation of (a) a laser implementation guide, (b) six one page marketing sheets, (c) education of professionals throughout the United States, and (d) one of certain services to be provided by TLG to ILT as described below.

      1.  TLG Responsibilities.

      (a) Laser Implementation Guide. TLG shall be responsible for all aspects of preparing and editing a ten to twenty double spaced typed manuscript on the subject of the implementation of laser dentistry in the dental practice. TLG will provide this laser implementation guide to ILT in manuscript form ready for printing and publication.
Each section shall be approximately two to four pages typewritten in length. The subject matter shall be determined by TLG in cooperation with ILT. TLG shall deliver the sections to ILT at such times during the term of this letter that is mutually agreeable to ILT and TLG.

      (b) Six one page marketing sheets. TLG will be responsible for preparing and editing six one page marketing factsheets to be provided to purchasers of ILT lasers. This may also take the form of a booklet on laser marketing and will be determined by TLG in cooperation with ILT. The final materials will be provided to ILT in manuscript form ready for printing and publication.

     600 Reisterstown Road * Suite 508 * Baltimore, Maryland 21208

      (c)  Education of Professionals Throughout the United
States. TLG shall make its president, Roger P. Levin, D.D.S., M.B.A. available to educate audiences throughout the United States approximately ninety days a year about the benefits of ILT laser products. This education will be within the constraints of any agreements between TLG and a seminar hosting organization. The content of the education shall be determined by TLG with input from ILT.

      (d) One day of certain services to be provided by TLG to ILT. During the term of this letter, TLG will makes is President, Robert P. Levin, D.D.S., M.B.A., available to ILT to provide certain services for one business day at a mutually agreeable time and location. These services will not include conducting sales training or seminars.

      2. No Changes. Once the final written materials are delivered to ILT, ILT shall only have the right to modify and/or edit such materials upon prior written approval of TLG on those materials indicating the name of Dr. Roger P. Levin, M.B.A. as either author or editor.

      3. Term. The term of this Letter shall be one (1) year commencing January 10, 1995.

      4. Compensation. ILT agrees to pay TLG $12,000 for the services and materials to be provided by TLG to ILT pursuant to this Letter. ILT shall also issue TLG 7500 shares of ILT stock. This compensation shall be paid to TLG in the following manner:

      (a)  $1,000.00 on or before February 10, 1995;

      (b)  $1,000.00 on or before March 10, 1995;

      (c)  $1,000.00 on or before April 10, 1995;

      (d)  $1,000.00 on or before May 10, 1995;

      (e)  $1,000.00 on or before June 10, 1995;

      (f)  $1,000.00 on or before July 10, 1995;

      (g)  $1,000.00 on or before August 10, 1995;

      (h)  $1,000.00 on or before September 10, 1995;

      (i)  $1,000.00 on or before October 10, 1995;

      (j)  $1,000.00 on or before November 10, 1995;

      (k)  $1,000.00 on or before December 10, 1995; and

      (l)  $1,000.00 on or before January 10, 1996.

ILT shall issue stock options on 7500 shares of stock to TLG by February
10, 1995.

      5. Expenses. TLG shall pay all of its own expenses in connection with its services to be performed and materials to be provided hereunder, except ILT shall pay all materials to be provided hereunder. ILT shall pay all other expenses including printing, copying, publishing, marketing, delivering, and mailing of all written materials.

      6. Copyright. TLG shall assign to ILT all copyrights to the written materials upon final payment to TLG by ILT as provided herein.

      7. Format. Any written materials distributed by ILT which refer to TLG and/or Roger P. Levin, D.D.S., M.B.A. shall have such format, layout, content, color, title and other features as is mutually agreeable to ILT and TLG.

      8. Liaison Representative. ILT appoints Mr. Lynn Barney as liaison representative, who shall have full power and authority to act on behalf of ILT and be the individual responsible to work with TLG in connection with the preparation of the edited manuscripts of the written materials. The liaison representative shall work directly with TLG on a regular basis, be readily available to TLG at all reasonable times and be responsible for ILT technical and policy decisions during the drafting, preparation and editing of the written materials, as well as the services to be provided by TLG pursuant to this Letter.

      9. Editor/Copies. ILT agrees to supply TLG with 30 copies of all final written materials produced as part of this agreement.

      10. Miscellaneous. This Letter contains the entire agreement between the parties hereto and may only be amended or modified by a written signed agreement by all parties hereto; any notices, approvals, and consents sent or required in connection with this Letter shall be in writing and addressed to each party at the address set forth herein by deposing the same in the U.S. Mail, postage prepaid, by certified mail, return receipt requested; and this Letter shall be governed by and construed in accordance with the laws of Maryland.

     If the terms and conditions of this Letter are agreeable to ILT, please have a copy of this Letter signed and returned on behalf of ILT in the space provided below and return it to the undersigned no later than January 10, 1995. ILT will forward a check for the January 10, 1995 payment on or before January 10, 1995.

     Sincerely yours,

     THE LEVIN GROUP, INC.


     By:_________________________________
     Dr. Roger P. Levin, M.B.A.
     President


AGREED AND ACCEPTED
this 30th day of January, 1995

ION Laser Technology

___________________________________
     Lynn Barney, President